Exhibit (d)(xix)

SEARCHLIGHT CAPITAL IV, L.P.
SEARCHLIGHT CAPITAL IV PV-A, L.P.
SEARCHLIGHT CAPITAL IV PV-B, L.P.

February 26, 2026

KONA Parent, L.P.
c/o Searchlight Capital Partners, L.P.
745 Fifth Avenue, 27th Floor
New York, New York 10151

Re:  Kona Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among KONA Parent, L.P., a Delaware limited partnership (“Parent”), KONA Merger Sub Co., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and KORE Group Holdings, Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned Subsidiary of Parent.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.  This letter agreement (this “letter agreement”) is being delivered to Parent in connection with the execution of the Merger Agreement.

1. Commitment. This letter agreement confirms the commitment of the undersigned (an “Equity Investor” and collectively, the “Equity Investors”), severally and not jointly, and not jointly and severally, subject to the terms and conditions set forth herein and in the Merger Agreement, to purchase, or to cause one or more of its permitted assignees to purchase, directly or indirectly, equity interests of Parent at the Closing in an aggregate amount equal to the percentage of the Aggregate Commitment (as defined below) set forth opposite such Equity Investor’s name on Exhibit A hereto (such amount with respect to each Equity Investor is referred to herein as such Equity Investor’s “Investor Commitment”); provided that no Equity Investor shall, under any circumstances, be obligated to purchase, directly or indirectly, equity from Parent or otherwise provide any funds to Parent in an amount exceeding the amount of such Equity Investor’s Investor Commitment.  The term “Aggregate Commitment” means $175,000,000, or such lesser amount as is equal to such amount as is in the aggregate, together with the available cash of the Company and its Subsidiaries, sufficient (i) to pay the aggregate Merger Consideration at the Closing under the Merger Agreement (which for purposes of this Agreement, shall include amounts payable to any Rollover Stockholders under the terms of the Merger Agreement if such Rollover Stockholders’ shares of Common Stock are treated as shares of Common Stock not held by a Rollover Stockholder pursuant to Section 4.1(a) of the Merger Agreement) and (ii) when taken together with the amount available under the Debt Commitment Letter, to fund the Required Amount.  Each Equity Investor hereby confirms that it has (and will have at such time as such commitment is due and payable at the Closing) available cash, unfunded capital commitments and/or other access to available funds in an amount not less than such Equity Investor’s Investor Commitment, and no internal or other approval is required for such Equity Investor to fulfill its obligations hereunder pursuant to the terms of this letter agreement.  No Equity Investor shall under any circumstances be obligated to fund any of such Equity Investor’s Investor Commitment evidenced hereby except in connection with the Closing in accordance with and subject to the terms hereof.

2. Funding.  Each Equity Investor’s obligation to fund its Investor Commitment is subject to the terms of this letter agreement and subject to the requirements that the following occur: (a) all of the conditions set forth in Section 7.1 (Conditions to Each Party’s Obligations to Effect the Merger) and Section 7.2 (Conditions to Obligations of Parent and Merger Sub) of the Merger Agreement have been, and continue to be, satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, each of which is capable of being, and would be satisfied at Closing) or, to the extent permitted by Law, waived and (b) substantially concurrent occurrence of the Closing.

3. Termination.  All rights and obligations under this letter agreement, including the obligation of each Equity Investor to fund all or any portion of its Investor Commitment, will expire and terminate automatically and immediately and cease to be of any further force or effect without the need for any further action by any Person upon the earliest to occur of (a) the consummation of the Closing (including the payment of the Merger Consideration), (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the payment by any Guarantor of the Guaranteed Obligations (as defined in the Guaranty) pursuant to the Guaranty on the terms and subject to the conditions thereof or the award of any monetary damages in accordance with the Merger Agreement or (d) the assertion, directly or indirectly, by the Company, any of its Subsidiaries or any of their respective officers, directors or Affiliates in any Action of any claim (whether at law, in equity, in contract, in tort or otherwise) against any Equity Investor, Parent, Merger Sub or any Related Party (as defined below) of the foregoing or any Related Party of any such Related Party in connection with the Merger Agreement, the Guaranty, this letter agreement or any other document, certificate or instrument delivered in connection herewith or therewith or any of the transactions contemplated thereby or hereby (including the termination or abandonment thereof or in respect of any written or oral representations made or alleged to be made in connection therewith or herewith), except, in the case of clause (d) of this Section 3, for a claim brought by the Company (i) solely against any Equity Investor as a third party beneficiary of this letter agreement and solely as and to the extent specified in, and on the terms and subject to the conditions of, Section 7 (Binding Effect) hereof seeking (A) to enjoin the assignment or amendment of this letter agreement without the consent of the Company to the extent such consent is expressly required under Section 6 (Assignment) or 11 (Miscellaneous) hereof, as applicable, or (B) specific performance of an Equity Investor’s obligation to cause such Equity Investor’s Investor Commitment to be funded at Closing if and when required hereunder, and then only to the extent specific performance of that obligation is granted pursuant to Section 9.5 (Governing Law and Venue; Waiver of Jury Trial; Specific Performance) of the Merger Agreement, (ii) against Parent or Merger Sub pursuant to Section 9.5 (Governing Law and Venue; Waiver of Jury Trial; Specific Performance) of the Merger Agreement of Parent’s and Merger Sub’s obligation to consummate the Merger and such Equity Investor’s obligation to cause such Equity Investor’s Investor Commitment to be funded at the Closing, (iii) against Parent or Merger Sub, (iv) against the Rollover Stockholders for breach of Section 2.3 by the Rollover Stockholders of the Rollover Agreements, and then only to the extent permitted under the Merger Agreement, or (v) a claim brought by the Company solely against the Equity Investors in their capacity as guarantors seeking payment of the Guaranteed Obligations (as defined in the Limited Guaranty, dated as of the date hereof, by the Equity Investors in favor of the Company (the “Guaranty”)) and solely as and to the extent specified in, and on the terms and subject to the conditions of, the Guaranty (clauses (i) and (ii) collectively, the “Excluded Claims”).  Sections 3 (Termination), 4 (Sole and Exclusive Remedies), 5 (No Recourse), 7 (Binding Effect), 8 (Confidentiality), 10 (Waiver of Trial by Jury) and 11 (Miscellaneous) hereof shall survive any such termination.

4. Sole and Exclusive Remedies.  (x) The Excluded Claims shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company and its Affiliates against the Equity Investors, and (y) no other remedies may be directly or indirectly obtained or sought from any Equity Investor, nor shall any remedy be directly or indirectly obtained or sought from any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, client, or contractor of Searchlight Capital Partners, L.P. (“Searchlight”), any of Searchlight’s Affiliates, any investment fund which is, directly or indirectly, controlled, managed or advised by Searchlight or one of its Affiliates, any portfolio company, fund or other vehicle invested in by the foregoing Persons or any Representatives or financing source of any of the foregoing, in each case other than Parent and Merger Sub and their respective permitted assignees under the Merger Agreement (any such Person, other than the undersigned, a “Related Party”), in each case in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Guaranty or this letter agreement or the transactions contemplated thereby or hereby, or in respect of any written or oral representations made or alleged to be made in connection therewith or herewith, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not any such breach is caused by an Equity Investor’s breach of its obligations under this letter agreement.  For the avoidance of doubt, notwithstanding anything in this letter agreement to the contrary, nothing herein shall limit the liabilities or obligations of Parent and Merger Sub arising under, or in connection with, the Merger Agreement.

5. No Recourse.  Parent, by its acceptance hereof, covenants, acknowledges and agrees that no person other than an Equity Investor shall have any obligation hereunder and that, (a) notwithstanding that an Equity Investor may be a partnership, limited partnership, limited liability company or other form of entity, no recourse (whether at law, in equity, in contract, in tort or otherwise) hereunder or under any document, certificate or instrument delivered in connection herewith, or in respect of any written or oral representations made or alleged to be made in connection herewith or therewith, shall be had against any Related Party (including, without limitation, any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Guaranty or this letter agreement and the transactions contemplated thereby and hereby or the termination or abandonment thereof), with respect to any suit, action, litigation, claim, charge, complaint, grievance, arbitration or proceeding, at law or in equity, or by, in or before any court, tribunal, commission, agency or other governmental authority or similar proceeding (each, a “Claim”), including, without limitation, in the event Parent or Merger Sub breaches its obligations under the Merger Agreement and including whether or not Parent’s or Merger Sub’s breach is caused by the breach by an Equity Investor of its obligations under this letter agreement, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Equity Investor or any Related Party thereof or any Related Party of any such Related Party under this letter agreement or the Merger Agreement or any documents, certificates or instruments delivered in connection herewith, or in connection with the Merger Agreement, or for any Claim based on, in respect of, or by reason of such obligations hereunder or by their creation; provided that the foregoing clauses (a) and (b) shall not prohibit or limit the Excluded Claims.  Nothing in this letter agreement, express or implied, is intended to or shall confer upon any Person, other than Parent, the Company (only to the extent expressly set forth in this letter agreement) and the Equity Investors, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

6. Assignment.  This letter agreement and each Equity Investor’s commitment hereunder shall not be assignable, directly or indirectly, to any other Person without the prior written consent of Parent and the Company (as a third party beneficiary hereunder), and any attempted assignment without such consent shall be null and void and of no force and effect, except that each Equity Investor may without the consent of Parent or the Company assign its commitments hereunder to funds or investment vehicles affiliated with such Equity Investor; provided, however, that notwithstanding any such assignment, each Equity Investor shall remain liable to perform all of its obligations hereunder, except to the extent its Investor Commitment is actually funded by such affiliated entity (in which case such Investor Commitment and the Aggregate Commitment shall be reduced dollar for dollar by any amounts so funded). This letter agreement shall not be assignable by Parent without the prior written consent of the Equity Investors and the Company (as a third party beneficiary hereunder), other than to Parent’s permitted assignees under the Merger Agreement.

7. Binding Effect.  This letter agreement shall be binding on each of the parties hereto for the benefit of the parties hereto, and nothing in this letter agreement, express or implied, shall be construed to confer upon or give any Person other than the parties hereto any benefits, rights or remedies of any nature whatsoever under or by reason of, or any rights to enforce or cause Parent to enforce, the Investor Commitment of any Equity Investor, or any provision of this letter agreement; provided that the Company may rely upon this letter agreement as an express third party beneficiary, solely (a) to seek to enjoin the assignment or amendment of this letter agreement without the consent of the Company to the extent such consent is expressly required under Section 6 (Assignment) or 11 (Miscellaneous) hereof, as applicable, or (b) to the extent that the Company is awarded, in accordance with and subject to the terms of Section 9.5 (Governing Law and Venue; Waiver of Jury Trial; Specific Performance) of the Merger Agreement, specific performance of the Equity Investors obligations to fund their respective Investor Commitments at the Closing under this letter agreement; provided, that each Related Party may rely upon Sections 4 (Sole and Exclusive Remedies) and 5 (No Recourse) of this letter agreement as an intended third-party beneficiary. Neither Parent nor the Company will be required to prove actual damages in connection with seeking specific performance in accordance with the terms hereof. The Equity Investors hereby waive any requirement for the securing or posting of any bond in connection with such remedy, and the Equity Investors hereby agree not to assert that the remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable on the basis that (i) Parent or the Company has an adequate remedy at law or (ii) an award of specific enforcement is not an appropriate remedy for any reason at law or equity. Except as expressly set forth in Section 6 (Assignment), the first sentence of this Section 7 or the last sentence of the first paragraph of Section 11 (Miscellaneous), nothing set forth in this letter agreement shall be construed to confer upon or give any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Investor Commitment of any Equity Investor or any provision of this letter agreement. Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained in the Merger Agreement or in this letter agreement, and notwithstanding that this letter agreement is referred to in the Merger Agreement, no party other than Parent and, only to the extent expressly provided in this letter agreement, the Company, shall have any rights against any Equity Investor pursuant to this letter agreement.

8. Confidentiality. This letter agreement shall be treated as strictly confidential and is being provided to Parent and the Company solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement may not be disclosed to any Person or used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Guaranty), except with the written consent of each Equity Investor; provided that Parent and the Company may each disclose this letter agreement (a) to its respective Representatives and Affiliates if it agrees to cause each such Representative or Affiliate to treat this letter agreement and its contents as confidential, and to cause its directors, officers and advisors to so treat this letter agreement and its contents as confidential and agrees to be responsible for any breach by any such Representative of such obligations, (b) to the extent required by applicable Law or stock exchange rule or requirement or in connection with any securities regulatory agency filings relating to the transactions contemplated by the Merger Agreement, (c) as reasonably necessary in connection with filings, approvals and rulings to be obtained from any Governmental Authority (it being understood that any such filing may include the filing of a copy of this letter agreement), or (d) as necessary to enforce any rights pursuant to any proceeding that may arise between or among any of the parties hereto and/or the Company in respect of this letter agreement.

9. Equity Investor Representations. Each Equity Investor hereby represents and warrants that (a) it is an entity formed and validly existing under the laws of its jurisdiction of formation and it has the power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by such Equity Investor has been duly and validly authorized and approved by all necessary limited partnership, limited liability company, or corporate action, as applicable, and no other proceedings or actions on the part of such Equity Investor are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Equity Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception; (d) the execution, delivery and performance by such Equity Investor of this letter agreement does not and will not violate the organizational or governing documents of such Equity Investor; and (e) as of the Closing, to the extent (if any) that any Equity Investor’s organizational or governing documents limit the amount it may commit to any one investment, such Equity Investor’s Investor Commitment will be less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of such organizational or governing documents.

10. WAIVER OF TRIAL BY JURY.  THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT, TO THE FULLEST EXTENT PERMITTED BY LAW, TO A TRIAL BY JURY IN ANY ACTION, CLAIM OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING UNDER, OUT OF OR RELATING TO THIS LETTER AGREEMENT, ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.

11. Miscellaneous. This letter agreement may be executed in multiple counterparts (and may be delivered by facsimile transmission or via email as a portable document format (.pdf)), each of which will be deemed an original but all of which together shall constitute one and the same instrument. This letter agreement will become effective upon its acceptance by Parent, as evidenced by the delivery to each Equity Investor of a counterpart of this letter agreement executed by Parent. This letter agreement and any Claim, controversy or dispute arising under or related to this letter agreement, the relationship of the parties, or the interpretation and enforcement of the rights and duties of the parties will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  No amendment or waiver of any provision of this letter agreement will be valid and binding unless it is in writing and signed by Parent and each Equity Investor and the Company (as a third party beneficiary hereunder).

Each party hereto expressly and irrevocably consents and submits to the jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, in any state or federal court within the State of Delaware) in connection with any exercise by any party hereto of their respective rights to seek a decree or order of specific performance, injunction or other equitable remedies pursuant to this letter agreement, and each party hereto agrees to accept service of process in connection with any such proceeding.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each of the parties agrees that a final, nonappealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  The parties have participated jointly in negotiating and drafting this letter agreement.  If an ambiguity or a question of intent or interpretation arises, this letter agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this letter agreement.

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Very truly yours,

SEARCHLIGHT CAPITAL IV, L.P.
By:	Searchlight Capital Partners IV GP, L.P., its general partner
By:	Searchlight Capital Partners IV GP, LLC, its general partner

By:	/s/ Andrew Frey
	Name:	Andrew Frey
	Title:	Authorized Signatory

SEARCHLIGHT CAPITAL IV PV-A, L.P.
By:	Searchlight Capital Partners IV GP, L.P., its general partner
By:	Searchlight Capital Partners IV GP, LLC, its general partner

By:	/s/ Andrew Frey
	Name:	Andrew Frey
	Title:	Authorized Signatory

SEARCHLIGHT CAPITAL IV PV-B, L.P.
By:	Searchlight Capital Partners IV GP, L.P., its general partner
By:	Searchlight Capital Partners IV GP, LLC, its general partner

By:	/s/ Andrew Frey
	Name:	Andrew Frey
	Title:	Authorized Signatory

Accepted and Agreed,

KONA PARENT, L.P.
By:	KONA Parent GP, LLC, its general partner

By:	/s/ Andrew Frey
	Name:	Andrew Frey
	Title:	Authorized Signatory

EXHIBIT A

Equity Investor	Percentage of Aggregate Commitment
Searchlight Capital IV, L.P.	55.4244%
Searchlight Capital IV PV-A, L.P.	39.4573%
Searchlight Capital IV PV-B, L.P.	5.1183%